Exhibit 5

Tel-Aviv, August 24, 2016
Our file:

RADA Electronic Industries Ltd.
7 Giborei Israel Blvd.
Netanya, 4250407
Israel

Re: Registration Statement on Form S-8 of  RADA Electronic Industries Ltd.

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933), as amended (the "Act", on behalf of RADA Electronic Industries Ltd., a company organized under the laws of the State of Israel (the "Company"), relating to 3,000,000 of the Company's Ordinary Shares, par value NIS 0.015 per share (the "Shares"), issuable under the Company's 2015 Share Option Plan, as amended (the "Plan").

As Israeli counsel to the Company, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purpose of our opinion. Upon the basis of such examination, we are of the opinion that, the Shares, when issued and sold pursuant to the terms of the Plan and the grants thereunder, will be legally and validly issued, fully paid and non-assessable.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel and have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction than Israel. The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise of the same. The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision or otherwise. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters.

This opinion is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without my prior written consent. In giving this opinion, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Yours faithfully,

/s/ S. Friedman & Co., Advocates
S. FRIEDMAN & CO.
Advocates